Exhibit 10(n)

[*****] Indicates omitted information. This redacted information has been excluded because it is both (i) not material and (ii) of the type that the registrant treats as private and confidential.

Dated 19 November 2024

AMENDMENT AND RESTATEMENT AGREEMENT

in respect of

a limited recourse receivables discounting framework agreement dated 27 December 2023 between

The Hongkong and Shanghai Banking Corporation Limited

(as Bank)

Arrow Electronics China Limited

Arrow/Components Agent Limited

(as Original Sellers)

and

Arrow Electronics China Limited

(as Sellers' Agent)

Contents

ClausePage

1. Definitions and interpretation1

2. Representations and warranties2

3. Agreement of the Parties4

4. Conditions4

5. Confirmation5

6. Notices5

7. General provisions6

8. Governing law6

9. Enforcement7

ScheduleConditions Precedent8

ExecutionS-1

AnnexForm of Amended and Restated RPAA-1

THIS AMENDMENT AND RESTATEMENT AGREEMENT is dated 19 November 2024 and made between:

(1)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, acting through its office at HSBC Main Building 1 Queen's Road Central, Hong Kong (the "Bank");
(2)	ARROW ELECTRONICS CHINA LIMITED, a company incorporated under the laws of Hong Kong with business registration number [*****] with its registered office at 2/F, Arrow Technology Center, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong as seller ("AECL");
(3)	ARROW/COMPONENTS AGENT LIMITED, a company incorporated under the laws of Hong Kong with business registration number [*****] with its registered office at 2/F, Arrow Technology Center, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong as seller (together with AECL, the "Original Sellers"); and
(4)	ARROW ELECTRONICS CHINA LIMITED, a company incorporated under the laws of Hong Kong with business registration number [*****] with its registered office at 2/F, Arrow Technology Center, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong as sellers' agent (in such capacity, the "Sellers' Agent").

BACKGROUND:

(A)	By a limited recourse receivables discounting framework agreement dated 27 December 2023 (the "Original RPA") and entered into between (a) the Bank; (b) the Original Sellers as sellers; and (c) the Sellers' Agent as sellers' agent, the Bank had agreed to make available to the Sellers (as defined in the Original RPA) an uncommitted receivables purchase facility.
(B)	The Original Sellers have requested the Bank, and the Bank has agreed, to amend and supplement certain terms and conditions of the Original RPA, by way of amending and restating the Original RPA in full in the manner and on the conditions set out in this Amendment and Restatement Agreement.
(C)	The Bank, each Original Seller and the Sellers' Agent have agreed to enter into this Amendment and Restatement Agreement to effect the Amendments (as defined below).

IT IS AGREED as follows:

1.	Definitions and interpretation
1.1	Definitions in the Original RPA

Unless the context otherwise requires and except as herein expressly amended or re-defined, words and expressions defined in the Original RPA shall have the same meaning when used in this Amendment and Restatement Agreement.

1.2	Definitions

In this Amendment and Restatement Agreement:

"Amended RPA" means the Original RPA as amended and restated by this Amendment and Restatement Agreement, the form of which is set out in the Annex (Form of Amended and Restated RPA).

"Amendments" means the amendment and restatement of the Original RPA and the supplements to the other Transaction Documents pursuant to Clause 3 (Agreement of the Parties) and in accordance with the other terms and conditions of this Amendment and Restatement Agreement.

"Effective Date" means the date on which the Bank notifies the Sellers' Agent that the conditions precedent specified in paragraph (c) of Clause 4.1 (Conditions of amendments and supplements) have been satisfied or otherwise waived.

"Party" means a party to this Amendment and Restatement Agreement.

"RPA" means:

(a)	the Original RPA; or
(b)	(subject to the terms and conditions of this Amendment and Restatement Agreement) from the Effective Date, the Amended RPA, and as may be further amended, supplemented and/or restated from time to time.
1.3	Construction

The provisions of paragraph 1 (Interpretation) of schedule 1 (Definitions and Interpretation) to the Original RPA shall apply to this Amendment and Restatement Agreement as if they were set out in full herein with references to "this Agreement" be construed as references to this Amendment and Restatement Agreement and with any other necessary changes to fit the context.

1.4	Third party rights

A person who is not a Party may not enforce any term of this Amendment and Restatement Agreement under the Contracts (Rights of Third Parties) Ordinance. The Sellers' Agent, the Sellers and the Bank may change any term of this Amendment and Restatement Agreement without the consent of any person who is not party to it.

1.5	Transaction Document
(a)	Each of the Bank, the Original Sellers and the Sellers' Agent confirms that this Amendment and Restatement Agreement is a "Transaction Document" under the RPA.
(b)	Subject to the terms and conditions of this Amendment and Restatement Agreement, with effect from the Effective Date, the Original RPA and this Amendment and Restatement Agreement shall be read and construed as one instrument.
2.	Representations and warranties

Each Original Seller makes the representations and warranties set out in this Clause 2 to the Bank on the date of this Amendment and Restatement Agreement.

2.1	Repeating representations
(a)	Each of the representations and warranties in clause 7.1 (General representations) of the Original RPA is correct and complied with on the date of this Amendment and Restatement Agreement as if repeated then by reference to the then existing circumstances.
(b)	With respect to each Outstanding Purchased Receivable as at the date of this Amendment and Restatement Agreement, each of the representations and warranties in clause 7.2 (Receivables specific warranties) of the Original RPA is correct and complied with on the date of this Amendment and Restatement Agreement as if repeated then by reference to the then existing circumstances.
2.2	General representations
(a)	It has the power and authority to enter into, and perform its obligations under, this Amendment and Restatement Agreement.
(b)	The obligations expressed to be assumed by it under this Amendment and Restatement Agreement are legal, valid, binding and enforceable.
(c)	The entry into and performance by it of, and the transactions contemplated by, this Amendment and Restatement Agreement do not and will not conflict with:
(i)	any law or regulation applicable to it (including, without limitation, any anti-bribery and corruption laws, laws related to the prevention of money laundering and terrorist financing, Sanctions and export controls laws (including any requirement for import or export licenses));
(ii)	its constitutional documents; or
(iii)	any agreement or instrument binding upon it or any of its assets.
(d)	No Insolvency Event has happened (or is pending or threatened) in respect of that Original Seller.
(e)	In connection with this Amendment and Restatement Agreement and the fulfilment of its obligations under this Amendment and Restatement Agreement:
(i)	it has not violated and shall not violate any applicable Anti-Bribery Laws;
(ii)	it is not, and undertakes that it shall not, engage in the following conduct: making of payments or transfers of value, offers or promises or giving of any financial or other advantage, or requests, agreements to receive or acceptances of any financial or other advantage, either directly or indirectly, having the purpose, effect or acceptance of, or acquiescence in, public or commercial bribery or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity; and
(iii)	it shall procure the compliance with the above obligations from its own associated persons or agents as may be used for its fulfilment of obligations under this Amendment and Restatement Agreement.
(f)	Neither it nor any of its subsidiaries, directors, officers, employees, agents, or affiliates is a person that is, or is owned or controlled by any individual or entity that is:
(i)	the subject of any Sanctions; or
(ii)	located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(g)	It is in compliance and shall comply with all applicable data protection and other laws for the same or similar purpose in all relevant jurisdictions.
2.3	Repetition

Each of the representations and warranties sets out in Clauses 2.1 (Repeating representations) and 2.2 (General representations) above is deemed to be made by each Original Seller on the Effective Date and on the date of each Offer that such Original Seller makes (or is made on its behalf by the Sellers' Agent) by reference to the facts and circumstances then existing on such date.

3.	Agreement of the Parties

Subject to the fulfilment of the conditions set forth in Clause 4.1 (Conditions of amendments and supplements) (or otherwise waived pursuant to Clause 4.2 (Waiver of conditions)), the Parties agree that, with effect from the Effective Date:

(a)	the Original RPA shall be amended and restated in full in the form set out in the Annex (Form of Amended and Restated RPA); and
(b)	all references in the other Transaction Documents to the Original RPA will be construed as referring to the Original RPA, as amended and restated by this Amendment and Restatement Agreement and as may be further amended, supplemented and/or restated from time to time.
4.	Conditions
4.1	Conditions of amendments and supplements

The agreement of the Parties contained in Clause 3 (Agreement of the Parties) is subject to the conditions that:

(a)	no Termination Event is continuing or would result from the Amendments taking effect;
(b)	the representations and warranties contained in Clause 2 (Representations and warranties) are true and correct in all material respects on the date of this

Amendment and Restatement Agreement and on the Effective Date; and
(c)	the Bank has received all of the documents and other evidence listed in and appearing to comply with the requirements of the Schedule (Conditions Precedent).
4.2	Waiver of conditions

The conditions set out in Clause 4.1 (Conditions of amendments and supplements) are inserted solely for the benefit of the Bank and may be waived by the Bank, in whole or in part, and with or without conditions, without prejudicing the right of the Bank to require fulfilment of such conditions in whole or in part at a later date or any other right that the Bank may have under this Amendment and Restatement Agreement.

4.3	Notification

The Bank shall notify the Sellers' Agent promptly upon the conditions precedent specified in paragraph (c) of Clause 4.1 (Conditions of amendments and supplements) having been satisfied or otherwise waived.

5.	Confirmation

Save as specifically amended, supplemented and restated under Clause 3 (Agreement of the Parties):

(a)	the terms, conditions and provisions of the Original RPA and the other Transaction Documents shall remain legal, valid, binding and enforceable and shall continue in full force and effect; and
(b)	each of the Original Sellers and the Sellers' Agent confirms to the Bank that, notwithstanding the Amendments:
(i)	its obligations and liabilities under the Original RPA and the other Transaction Documents to which it is a party shall not be discharged or reduced in any respect; and
(ii)	nothing in this Amendment and Restatement Agreement shall constitute or be construed as a waiver or release of any right or remedy of the Bank under the Original RPA or any other Transaction Document (as amended, supplemented and restated by this Amendment and Restatement Agreement), nor otherwise prejudice any right or remedy of the Bank under the Original RPA or any other Transaction Document (as amended, supplemented and restated by this Amendment and Restatement Agreement).
6.	Notices

Clause 19 (Notices) of the Original RPA shall apply to this Amendment and Restatement Agreement as if it were set out in full herein.

7.	General provisions
7.1	Further assurance

Each Original Seller undertakes to execute and deliver such further documents and to do or refrain from doing such further acts as the Bank may reasonably require to implement, maintain and protect the interests, and to secure the rights, of the Bank under the Original RPA and the other Transaction Documents as amended, supplemented and/or restated by this Amendment and Restatement Agreement.

7.2	Partial invalidity

The invalidity, illegality or unenforceability of any provision of this Amendment and Restatement Agreement under the law of any jurisdiction shall not affect the validity, legality or enforceability of:

(a)	any other provision of this Amendment and Restatement Agreement under the law of that jurisdiction; or
(b)	any provision of this Amendment and Restatement Agreement under the law of any other jurisdiction.
7.3	Remedies and waivers
(a)	No failure to exercise, no delay in exercising and no single or partial exercise of any right or remedy a Party has or acquires under this Amendment and Restatement Agreement will:
(i)	adversely affect that right or remedy;
(ii)	waive it; or
(iii)	prevent any further exercise of it or of any other right or remedy,

except to the extent the affected Parties have expressly agreed otherwise in writing.

(b)	The rights and remedies arising from this Amendment and Restatement Agreement are cumulative. They are not exclusive of any other rights or remedies provided by law or otherwise except to the extent expressly stated otherwise.
7.4	Counterparts

This Amendment and Restatement Agreement may be entered into in any number of counterparts, each of which when executed and delivered may be treated as an original.

8.	Governing law

This Amendment and Restatement Agreement is governed by Hong Kong law.

9.	Enforcement

The Parties submit to the non-exclusive jurisdiction of the Hong Kong courts.

EXECUTION:

This Amendment and Restatement Agreement has been entered into on the date stated at the beginning of this Amendment and Restatement Agreement.

THE SCHEDULE

Conditions Precedent

(a)	A copy of this Amendment and Restatement Agreement duly executed by the parties hereto.
(b)	Evidence satisfactory to the Bank that the legal adviser of the Original Sellers qualified in Hong Kong have delivered an opinion to the Original Sellers confirming that each sale of Receivables in accordance with the Amended RPA constitutes a true sale of those Receivables and not a loan or a security arrangement for any obligation of any Seller.
(c)	Such other documents and information as the Bank may reasonably require.

EXECUTION of Amendment and Restatement Agreement

The Bank

Signed by person(s) who are authorised for The Hongkong and Shanghai Banking Corporation Limited	/s/ Jag SIDHU
Name: Jag SIDHU Position: Division Head of Structured Trade Finance /s/ Victor NG
Name: Victor NG Position: Senior Vice President

RESTRICTED	S-1

The Original Sellers

Signed by person(s) who are authorised for Arrow Electronics China Limited	/s/ Bradley Windbigler
Name: Bradley Windbigler Position: Attorney in Fact /s/ J. Garrett Judge
Name: J. Garrett Judge Position: Attorney in Fact

RESTRICTED	S-2

Signed by person(s) who are authorised for Arrow/Components Agent Limited	/s/ Bradley Windbigler
Name: Bradley Windbigler Position: Attorney in Fact /s/ J. Garrett Judge
Name: J. Garrett Judge Position: Attorney in Fact

RESTRICTED	S-3

The Sellers' Agent

Signed by person(s) who are authorised for Arrow Electronics China Limited	/s/ Bradley Windbigler
Name: Bradley Windbigler Position: Attorney in Fact /s/ J. Garrett Judge
Name: J. Garrett Judge Position: Attorney in Fact

RESTRICTED	S-4

THE ANNEX

FORM OF AMENDED AND RESTATED RPA

[*****] Indicates omitted information. This redacted information has been excluded because it is both (i) not material and (ii) of the type that the registrant treats as private and confidential.

AMENDED AND RESTATED

Limited Recourse Receivables Discounting Framework Agreement

The Hongkong and Shanghai Banking Corporation Limited

Arrow Electronics China Limited

as an Original Seller

Arrow/Components Agent Limited

as an Original Seller

Arrow Electronics China Limited

as Sellers’ Agent

92650082

CONTENTS

ClausePage

1 Definitions and Interpretation1

2 The Facility1

3 Purchasing Receivables3

4 Purchase Price5

5 Limited recourse5

6 Eligible Buyers and Credit Limits5

7 Sellers' representations6

8 Sellers' undertakings8

9 Termination Events9

10 Failure to pay by an Eligible Buyer and Repayment Events10

11 Purchase Fee11

12 Payments11

13 Sellers as collection agents12

14 Net Settlement13

15 Roles of the Sellers’ Agent13

16 Changes to the Sellers14

17 Amendments14

18 Remedies and waivers14

19 Notices14

20 Disclosure15

21 Tax16

22 General17

23 Governing law and enforcement18

THIS AGREEMENT was originally dated 27 December 2023 and is amended and restated on the Effective Date by the Amendment and Restatement Agreement and made between:

(1)	The Hongkong and Shanghai Banking Corporation Limited, acting through its office at HSBC Main Building 1 Queen’s Road Central, Hong Kong (the “Bank”);
(2)	Arrow Electronics China Limited, a company incorporated under the laws of Hong Kong with business registration number [*****] with its registered office at 2/F, Arrow Technology Center, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong as seller (“AECL”);
(3)	Arrow/Components Agent Limited, a company incorporated under the laws of Hong Kong with business registration number [*****] with its registered office at 2/F, Arrow Technology Center, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong as seller (“ACAL” and together with AECL, the “Original Sellers”); and
(4)	Arrow Electronics China Limited, a company incorporated under the laws of Hong Kong with business registration number [*****] with its registered office at 2/F, Arrow Technology Center, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong as sellers’ agent (in such capacity, the “Sellers' Agent”).

RECITALS

A	The Sellers may wish to sell, and the Bank may wish to buy, Receivables generated by a Seller delivering goods and/or services in the course of its day-to-day trading activities to Eligible Buyers.
B	This Agreement sets out the basis on which a Seller may request the Bank to purchase Receivables and, if the Bank agrees to purchase such Receivables, the terms that will govern that purchase.

It is agreed:

1	Definitions and Interpretation

The definitions and interpretation Clauses set out at Schedule 1 (Definitions and Interpretation) shall apply to this Agreement.

2	The Facility
2.1	The Facility

The Bank shall make available to the Sellers an uncommitted receivables purchase facility (the “Facility”) on the terms set out in this Agreement (including the Schedules).

2.2	Availability period

The Facility will begin upon the Original Sellers fulfilling all the requirements set out in Clause 2.4 (Conditions precedent for Original Sellers) below to the Bank’s satisfaction, and remain available until the earliest of:

2.2.1	the expiry of the Term;
2.2.2	notice of immediate termination is given by the Bank, following the occurrence of a Termination Event; and
2.2.3	the expiry of any notice given by the Bank to terminate the Facility, such notice to be given not less than 21 days prior to the intended termination date.
2.3	Termination of the Facility

On and from the date on which the Term expires or the date on which a termination notice given in accordance with Clause 2.2 (Availability period) becomes effective, the rights and obligations of each Party under this Agreement will terminate except:

2.3.1	rights and obligations that accrued before termination, or are expressed to survive termination, will survive; and

2.3.2	all Purchases that were made before termination will continue to be governed by this Agreement.
2.4	Conditions precedent for Original Sellers

The Bank will not provide the Facility to the Original Sellers until it has received the following, in a form acceptable to the Bank:

2.4.1	copies of the corporate authorisation(s) for each Original Seller to enter into this Agreement, naming and providing sample signatures for: (a) the person(s) authorised to sign this Agreement; and (b) each Original Seller’s authorised signatories;
2.4.2	copies of the constitutional documents of each Original Seller;
2.4.3	a copy of this Agreement duly executed by the parties hereto;
2.4.4	a copy of a legal opinion from the legal adviser of the Original Sellers qualified in Hong Kong, in form and substance satisfactory to the Bank, on the capacity and existence of each Original Seller;
2.4.5	a copy of an undated Notice of Assignment in respect of each Eligible Buyer duly signed by the relevant Original Seller;
2.4.6	evidence satisfactory to the Bank as to the terms of the Policy, the existence of relevant Insurer Limits and that the Insurer has issued an endorsement in relation to the Policy which confirms that the Bank is co-insured and sole loss payee in relation to the Purchased Receivables under the Policy;
2.4.7	all documents and other evidence the Bank requires for its "know your customer" and other compliance checks on each Original Seller;
2.4.8	evidence satisfactory to the Bank that the legal adviser of the Original Sellers qualified in Hong Kong have delivered an opinion to the Original Sellers confirming that each sale of Receivables in accordance with this Agreement constitutes a true sale of those Receivables and not a loan or a security arrangement for any obligation of any Seller; and
2.4.9	such other documents and information as the Bank may reasonably require.
2.5	Conditions precedent for Additional Sellers

The Bank will not provide the Facility to an Additional Seller until it has received the conditions precedent documents and information set out in the relevant Seller Accession Agreement, in form and substance satisfactory to the Bank.

2.6	Several liability of Sellers

Each Seller is only liable for its own liabilities and obligations under this Agreement.

2.7	Accounting Treatment

Each Seller confirms that it:

2.7.1	has made and will continue to make its own assessment of the accounting treatment any Purchased Receivable will attract, consulting its auditors as appropriate; and
2.7.2	is not relying on any information provided by the Bank about possible accounting treatment.
2.8	Uncommitted Facility

The Facility is uncommitted so the Bank may decide whether to Purchase a Receivable in its absolute discretion.

2.9	Conditions subsequent
2.9.1	If there are any restrictions on assignment in a Contract that is the subject matter of any Receivable referred to in an Offer, the Original Sellers shall deliver to the Bank (in the case of any Contract subsisting on the Agreement Date) within five Business Days after the Agreement Date or (in the case of any Contract entered into after Agreement Date) on or before the date of making the Offer in relation to such Contract either (a) evidence that the Eligible Buyer(s) under such Contract have given consent to the assignment of the relevant Seller’s rights, title and interests in, to and under that Receivable to the Bank or (b) a copy of a Hong Kong law governed power of attorney duly executed by each Original

Seller.
2.9.2	The Original Sellers shall deliver the following documents to the Bank within 10 Business Days after the Agreement Date:
(a)	certified true copies of the corporate authorisation(s) for each Original Seller to enter into this Agreement, naming and providing sample signatures for: (i) the person(s) authorised to sign this Agreement; and (ii) each Original Seller’s authorised signatories;
(b)	a certified true copy of the constitutional documents of each Original Seller;
(c)	this Agreement duly executed by the parties hereto;
(d)	an original undated Notice of Assignment in respect of each Eligible Buyer duly signed by the relevant Original Seller; and
(e)	if there are any restrictions on assignment in a Contract that is the subject matter of any Receivable referred to in an Offer, an original Hong Kong law governed power of attorney duly executed by each Original Seller.
3	Purchasing Receivables
3.1	Original Sellers
3.1.1	Subject to Clause 3.1.4 below, each Original Seller may irrevocably and unconditionally request the Bank to Purchase any Receivable by completing an offer in writing substantially in the form set out at Schedule 8 (Form of Offer) (or such other form acceptable to the Bank), or by submitting an offer through such other communication channel acceptable to the Bank (an “Offer”), including, without limitation, in accordance with Clause 19.5 (Electronic communication).
3.1.2	Subject to Clause 3.2 (Conditions to Purchases), Clause 3.1.5 and Clause 3.1.6, if the Bank elects to Purchase a Receivable:
(a)	the Bank shall, on the Purchase Date, pay the Purchase Price to the relevant Seller in accordance with Clause 4 (Purchase Price); and
(b)	on the Purchase Date, the relevant Seller, as legal and beneficial owner, hereby irrevocably sells and assigns to the Bank absolutely and with full title guarantee all the Seller’s present and future rights, title and interests in, to and under that Purchased Receivable.
3.1.3	Subject to Clause 13.4, any Non-Vesting Purchased Receivable of an Original Seller, together with any proceeds of that Non-Vesting Purchased Receivable received by that Original Seller on or after the intended Purchase Date, shall be held by that Original Seller on trust for the Bank absolutely.
3.1.4	Each Original Seller (a) shall, on the third last Business Day of each calendar month during the period in which the Facility remains available pursuant to Clause 2.2 (Availability period), make an Offer to the Bank and (b) may, at its own discretion, make up to two additional Offers in any calendar month. When any Original Seller makes an Offer (other than the first Offer made by it under this Agreement) to the Bank, it shall deliver a report (a “Payments Received Report”) to the Bank on the Collections that have been received by it in respect of the period from (and excluding) the date of the immediately previous Offer to (and including) the date of such Offer.
3.1.5	The Bank shall, on the Business Day after receipt of an Offer (other than the first Offer made by an Original Seller to the Bank under this Agreement), deliver to the Sellers’ Agent a Funder Settlement Report.
3.1.6	Following the determination of the Payment Amount set out in the Funder Settlement Report referred to in Clause 3.1.5 above, on each Purchase Date (a) if the Payment Amount is positive, the Bank shall pay the Payment Amount to the Sellers and (b) if the Payment Amount is negative, the Sellers shall pay the full absolute value of the Payment Amount to the Bank.
3.2	Conditions to Purchases

The Bank's obligation to Purchase a Receivable on a Purchase Date (including its payment obligation under

Clause 4 (Purchase Price)) is, at any time, subject to:

(a)	there being Facility Availability;
(b)	there being Seller Availability in respect of the relevant Seller;
(c)	the Credit Limit of the Eligible Buyer;
(d)	no Termination Event having occurred which is continuing; and
(e)	the representations made in connection with the Receivables offered for sale to the Bank remain correct on the date of payment of the Purchase Price in all material respects.
3.3	Additional Sellers

The terms on which an Additional Seller shall sell its Receivables to the Bank shall be set out in a Seller Accession Agreement.

3.4	True sale

The Parties confirm that each sale of Receivables in accordance with this Agreement is intended to constitute a true sale of those Receivables and not a loan or a security arrangement for any obligation of any Seller. Notwithstanding any other provision of the Transaction Documents, the Bank shall have full title and interest in and to the Receivables purchased by the Bank in accordance with this Agreement, subject only to the delivery of Notices of Assignment to the relevant Eligible Buyers.

3.5	General
3.5.1	If requested by the Bank, to the extent not already provided to the Bank, a Seller shall in respect of each Eligible Buyer:
(a)	do all such things and enter into all such documents as are necessary to (i) (prior to a Notice of Assignment being sent to that Eligible Buyer pursuant to Clause 3.5.3 below) effect the sale and equitable assignment of Receivables of that Eligible Buyer and (ii) (at any time on or after a Notice of Assignment has been sent to that Eligible Buyer pursuant to Clause 3.5.3 below) effect and/or perfect the sale and transfer of any Receivable of that Eligible Buyer on payment of the Purchase Price by the Bank;
(b)	provide a copy of the relevant invoices and any related Contracts; and
(c)	provide proof of delivery of all goods sold and/or performance of services required under the relevant Contracts.
3.5.2	The Bank is not obliged to reassign a Purchased Receivable to a Seller.
3.5.3	If a Trigger Event occurs in respect of an Eligible Buyer or any Purchased Receivables of that Eligible Buyer:
(a)	on the Bank's request and on such date as the Bank may specify, the relevant Seller undertakes to send a Notice of Assignment to that Eligible Buyer in respect of any Purchased Receivable assigned by it to the Bank in accordance with the terms of this Agreement; and
(b)	the Bank may send a Notice of Assignment in respect of the relevant Receivable(s) to that Eligible Buyer.
3.5.4	On the Bank's request and on such date as the Bank may specify, each Seller undertakes to provide the Bank with duly executed powers of attorney in form and substance satisfactory to the Bank to grant the Bank the power to, following the occurrence of a Trigger Event in respect of an Eligible Buyer or any Purchased Receivables of that Eligible Buyer:
(a)	notify that Eligible Buyer of the assignment of the relevant Receivable(s) on the relevant Seller's behalf;
(b)	do anything necessary in the name of the relevant Seller to perfect such assignment(s); and
(c)	take any collection activity necessary in respect of the relevant Receivable(s) in the name of the relevant Seller if required.

4	Purchase Price

Subject to Clause 3.1.6, Clause 12.3 (Set-off) and Clause 14 (Net Settlement), if the Bank accepts an Offer, the Bank shall pay the Purchase Price for each Purchased Receivable to the Seller Account of the relevant Seller on the Purchase Date, being two Business Days following the date of the Offer. All monies paid by the Bank pursuant to this Clause 4 shall be applied towards any outstanding Purchase Price of Purchased Receivables in the order specified by the Bank (in its sole discretion).

5	Limited recourse

Without prejudice to Clause 10.5 (Deductible), Clause 22.2 (Indemnities of Sellers and Sellers’ Agent) and the Bank’s rights directly or indirectly related to the Policy pursuant to this Agreement, if an Eligible Buyer fails to pay some or all of a Purchased Receivable, provided that no Repayment Event has occurred, the Bank shall have no recourse to the Sellers or the Sellers’ Agent for the amount of that non-payment or shortfall.

6	Eligible Buyers and Credit Limits

6.1Eligible Buyers

The Sellers' Agent may request in writing to the Bank to include additional Buyers in the Eligible Buyers Listing and the Bank may approve or disapprove such request in accordance with Clause 6.3 (Mechanism for amending the Eligible Buyers Listing) and on such conditions reasonably required by the Bank (including establishing additional Credit Limits).

6.2	Credit Limits
6.2.1	The Bank has established the Credit Limits in relation to the Eligible Buyers.
6.2.2	The Sellers' Agent may request in writing to the Bank to establish additional Credit Limits or vary any existing Credit Limit and the Bank may approve or disapprove such request in accordance with Clause 6.3 (Mechanism for amending the Eligible Buyers Listing) and on such conditions reasonably required by the Bank.
6.2.3	The Bank may, at its own discretion, increase any existing Credit Limit or establish additional Credit Limits from time to time on notice to the Sellers’ Agent in accordance with Clause 6.3 below.
6.2.4	In the exercise of its reasonable commercial judgement, and if necessary to preserve or protect the Bank's interest in Purchased Receivables, the Bank may (without any request or consent from the Sellers' Agent or any Seller) decide to:
(a)	reduce or cancel a Credit Limit by amendment on 21 days' notice to the Sellers' Agent, or such shorter period as the Bank and the Sellers' Agent may agree, with such reduction or cancellation to take effect on the expiry of the notice period; and
(b)	reduce or cancel a Credit Limit by amendment immediately on notice to the Sellers’ Agent if at any time the Bank has reason to believe that the Eligible Buyer is or may be unable to meet its payment obligations in respect of Outstanding Purchased Receivables when due or is otherwise unable to perform its contractual obligations under a Contract.
6.2.5	If the Bank reduces a Credit Limit to zero, any Receivables payable by the relevant Eligible Buyer after the date of such reduction (other than Outstanding Purchased Receivables) shall be ineligible for Purchase.
6.3	Mechanism for amending the Eligible Buyers Listing
6.3.1	If the Bank agrees to approve a request from the Sellers' Agent or otherwise decides to increase, establish, reduce, cancel or vary a Credit Limit or remove an Eligible Buyer from the Eligible Buyers Listing, in each case, in accordance with this Clause 6, the Bank shall give notice of amendment of the Eligible Buyers Listing to the Sellers' Agent.
6.3.2	The Parties agree that the Eligible Buyers Listing shall be duly amended on the date of each notice of amendment given by the Bank pursuant to this Clause 6 and from that date the Eligible Buyers Listing shall be construed as amended, taking in to account the latest amendment notified and each previous amendment notified (to the extent not superseded by a subsequent amendment).
6.3.3	On request by the Sellers’ Agent, the Bank may, but is not obliged to, provide to the Sellers’ Agent a copy of the Eligible Buyers Listing incorporating all amendments made by notices pursuant to this Clause 6.3 for information purposes only.
7	Sellers' representations
7.1	General representations

Each Seller represents and warrants, on the Agreement Date or the date of its Seller Accession Agreement (as applicable) and the date of each Offer that that Seller makes (or is made on its behalf by the Sellers' Agent):

7.1.1	it has the power and authority to enter into, and perform its obligations under, each Transaction Document to which it is a party;
7.1.2	the obligations expressed to be assumed by it under each Transaction Document to which it is a party are legal, valid, binding and enforceable;
7.1.3	the entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:
(a)	any law or regulation applicable to it (including, without limitation, any anti-bribery and corruption laws, laws related to the prevention of money laundering and terrorist financing, Sanctions and export controls laws (including any requirement for import or export licenses));
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets;
7.1.4	no Insolvency Event has happened (or is pending or threatened) in respect of that Seller;
7.1.5	in connection with this Agreement and the fulfilment of its obligations under each Transaction Document to which it is a party:
(a)	it has not violated and shall not violate any applicable anti-bribery and anti-corruption laws and regulations, including, but not limited to, any relevant provision of any applicable anti-bribery laws and regulations in force in the jurisdiction where it and the Bank are domiciled and operate (“Anti-Bribery Laws”);
(b)	it is not, and undertakes that it shall not, engage in the following conduct: making of payments or transfers of value, offers or promises or giving of any financial or other advantage, or requests, agreements to receive or acceptances of any financial or other advantage, either directly or indirectly, having the purpose, effect or acceptance of, or acquiescence in, public or commercial bribery or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity; and
(c)	it shall procure the compliance with the above obligations from its own associated persons or agents as may be used for its fulfilment of obligations under this Agreement; and
7.1.6	neither it nor any of its subsidiaries, directors, officers, employees, agents, or affiliates is a person that is, or is owned or controlled by any individual or entity (each a “Person”) that is:
(a)

the subject of any Sanctions issued, administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”); or

(b)	located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions; and
7.1.7	it is in compliance and shall comply with all applicable data protection and other laws for the same or similar purpose in all relevant jurisdictions.

7.2	Receivables specific warranties

On the date of each Offer, the Seller making that Offer (or on whose behalf that Offer is made by the Sellers' Agent) makes the following representations and warranties in relation to each Receivable offered for sale in that Offer:

7.2.1	the Receivable legally exists, has been originated by that Seller in the ordinary course of its business from the sale of goods and/or delivery of services, and is payable by an Eligible Buyer and (at all times during the Credit Insurance Co-insured Period) the relevant Eligible Buyer is insured under the Policy and the Insurer Limit specified in this Agreement or otherwise notified to the Bank by that Seller, as varied from time to time in accordance with Clause 6.3 (Mechanism for amending the Eligible Buyers Listing) or otherwise, is correct;
7.2.2	immediately upon the assignment of the Receivable to the Bank, it is to have no continuing proprietary interest in the Receivable;
7.2.3	an invoice has been raised evidencing the Receivable (which contains the Eligible Buyer’s name, invoice number, invoice amount, invoice date, shipment date and reference number) and the correct details of the Eligible Buyer and purchase order number appear on documents evidencing the Receivable;
7.2.4	all the goods and/or services to which that Receivable relates have been delivered by that Seller in accordance with the relevant Contract, such delivery of goods and/or services and/or dispatch of goods being (unless otherwise agreed with the Bank) to the Eligible Buyer in its jurisdiction as stated in the Eligible Buyers Listing (as amended from time to time);
7.2.5	the Receivable has not been the subject of a previous Offer;
7.2.6	the Receivable is payable in an Approved Currency, as stated in the Offer, and (unless otherwise agreed with the Bank) the payment is due from the Eligible Buyer in the jurisdiction as stated in the Eligible Buyers Listing (as amended from time to time);
7.2.7	the relevant Contract is governed by the governing law as specified in the Eligible Buyers Listing and the Receivable created under it is freely assignable;
7.2.8	the Due Date is not more than the number of days after the relevant date as specified in the "Tenor of payment” column of the Eligible Buyers Listing and has not yet occurred;
7.2.9	the relevant Eligible Buyer is obliged to pay the full amount of that Receivable on its Due Date in accordance with the relevant Contract and that Contract is valid, legal, binding and enforceable against the Eligible Buyer in accordance with its written terms so far as that Contract relates to the Receivable;
7.2.10	there is no dispute (existing or threatened) between that Seller and the Eligible Buyer in relation to the relevant Contract or any other contract or commercial arrangement that may result in the Eligible Buyer exercising any right of set-off or counterclaim against the Eligible Buyer’s obligation to pay the Receivable;
7.2.11	that Seller’s rights under the relevant Contract (so far as they relate to the Receivable):
(a)	are legally and beneficially owned by that Seller;
(b)	are not, and will not become, subject to any Security or other third party rights; and
(c)	may be freely assigned to the Bank without condition;
7.2.12	the information set out in the relevant Offer, and any copy of the invoice relating to that Receivable or of its Contract (or the Standard Contract on which that Contract is based) that that Seller has provided to the Bank, is true, complete and up to date. Where that Seller has not provided the Bank with a copy of the Contract but only with a copy of the Standard Contract on which the Contract is based, the Contract does not vary in any material respect relevant to that Receivable from the form of the Standard Contract;
7.2.13	except as notified to the Bank in writing and accepted by the Bank in writing, no payment due from the Eligible Buyer to that or any other Seller is overdue by more than 30 days beyond its due date;
7.2.14	the relevant Eligible Buyer is not an Associate;

7.2.15	the Receivable does not relate, in whole or in part, to late payment interest or a claim for damages by that Seller, unless otherwise agreed by the Bank;
7.2.16	the Receivable, at the time it arises, is not owing by an Eligible Buyer in respect of which a Buyer Payment Problem Event has occurred;
7.2.17	the Net Value of the Receivable exceeds the amount of USD10,000;
7.2.18	no law or regulation prohibits the relevant Eligible Buyer from making the relevant payment to the relevant Seller and/or the Bank on the Due Date; and
7.2.19	no Political Risk Event has occurred in relation to the Receivable.
7.3	Reliance

When paying any Purchase Price for a Receivable to a Seller Account, the Bank is relying on the representations and warranties set out in this Clause 7.

8	Sellers' undertakings
8.1	General undertakings
8.1.1	Each Seller shall, while it has Outstanding Purchased Receivables:
(a)	maintain operational procedures aimed at ensuring, in line with good industry practice, that it:
(i)	does not breach any sanction imposed by the United Nations Security Council, the European Union, the United States or any jurisdiction in which it operates;
(ii)	complies with Anti-Bribery Laws in all the jurisdictions in which it operates; and
(iii)	is not party to, or used by any other person for, any money laundering or terrorism financing or sanctioned activity;
(b)	promptly on becoming aware of the same, notify the Bank if any bribery, money laundering, corruption, tax evasion, Sanctions or terrorism financing issue arises in connection with this Agreement or a Receivable; and
(c)	promptly on request but no more frequently than weekly in respect of paragraph (i) below and no more frequently than monthly in respect of paragraph (ii) below, provide the Bank with any information the Bank reasonably requests, and in such format as the Bank reasonably requests, about:
(i)	the Seller’s Receivables (including granular data in respect of each Receivable) and their performance such as, but not limited to, average dilution rates and the reasons for dilution, average debtor days, the Seller’s invoice records systems and the Seller’s debt collection procedures; or
(ii)	its operational procedures for complying with its undertaking under Clause 8.1.1(a) and compliance with such procedures.
8.1.2	Each Seller undertakes to comply with the provisions of all applicable data protection laws.
8.1.3	Each Seller:
(a)

acknowledges that it is the policy of the Bank (to the extent it is legally permitted to do so under the laws of its jurisdiction of incorporation and any relevant jurisdiction in which it operates) to comply with all Sanctions and agrees that the Bank will not be liable for non-performance of any obligations under this Agreement if its failure to act is due to its adherence to its policy to comply with Sanctions; and

(b)

shall not, directly or indirectly, use any benefit derived from this Agreement to fund any activities or business of or with any person or in any country or territory, that is, or whose government is, the subject of Sanctions; or in any other manner that would result in a violation of Sanctions by any Person.

8.1.4	Each Seller undertakes to comply with applicable laws and regulations in force in respect of: (a) the terms of payment applicable to its relationships with Eligible Buyers and (b) its commercial activities.
8.2	Receivables specific undertakings
8.2.1	For each Outstanding Purchased Receivable, the relevant Seller shall, promptly on becoming aware of it, notify the Bank of details in respect of:
(a)	any dispute of the type described in Clause 7.2.10;
(b)	any breach by the Eligible Buyer of any contract between that or any other Seller and the Eligible Buyer, the breach of which may indicate that the Eligible Buyer is unlikely to perform its obligation to pay any Purchased Receivable; or
(c)	any Buyer Payment Problem Event occurring or becoming inevitable or likely.
8.2.2	For each Outstanding Purchased Receivable, the relevant Seller shall:
(a)	comply with its material obligations under the Contract and/or Standard Contract;
(b)	promptly on request provide the Bank with a copy of the invoice relating to that Purchased Receivable, the Contract and/or Standard Contract and any amendment to any of them that affects that Purchased Receivable and all other documents relating to that Purchased Receivable as the Bank may reasonably require;
(c)	not, without the Bank's prior consent, change or waive the Payment Terms or change or waive any other term of the Contract and/or Standard Contract that may prejudicially affect that Purchased Receivable; and
(d)	not assign, transfer or grant any Security or other interest over all or any part of the Purchased Receivable.
8.2.3	Each Seller undertakes that where:
(a)	it has sent a Notice of Assignment to an Eligible Buyer on instructions of the Bank given in accordance with Clause 3.5.3; and
(b)	such Notice of Assignment contains an instruction to such Eligible Buyer that payments of Purchased Receivables should be made directly to an account held by the Bank in the Bank's name (whether a Bank Collection Account or such other account as may be nominated by the Bank), it shall:

(i)	subject to Clauses 13.4, until such time that it has made payment to the Bank in accordance with paragraph (ii) below, hold any Collections that it receives from such Eligible Buyer (or from any other source) in relation to any Purchased Receivable the subject of the relevant Notice of Assignment on trust for the Bank absolutely; and
(ii)	promptly pay such amounts to the Bank.
8.2.4	Each Seller undertakes to permit the Bank to conduct one survey per calendar year with regard to the applicable Contracts, the Purchased Receivables and all rights related thereto at that Seller's relevant premises during normal business hours and upon reasonable notice (although no notice shall be given, and an additional survey may be conducted, following the occurrence of a Termination Event which is continuing).
8.2.5	Each Seller shall promptly on request provide the Bank with any information the Bank reasonably requests about any Outstanding Purchased Receivables and their performance.
8.2.6	Each Original Seller agrees to each of the undertakings and acknowledgements set out in the Credit Insurance Undertakings and Acknowledgements.
9	Termination Events

Each of the events or circumstances set out in this Clause 9 is a Termination Event:

(a)	a Seller breaches (i) in any material respect any undertaking or other material obligation given or undertaken by it in this Agreement (other than (1) the warranties in Clause 7 (Sellers’ representations) and (2) those referred to in Clauses 8.1.1(b), 8.1.2, 8.1.3 and 8.1.4) or (ii) in any respect Clauses 8.1.1(b), 8.1.2, 8.1.3 and 8.1.4 (or any of them);
(b)	a Seller does not pay on the due date any amount payable to the Bank pursuant to the terms of this Agreement;
(c)	the occurrence of an Insolvency Event in relation to any Seller, or any step is taken which is likely to result in such an Insolvency Event;
(d)	any person, who has waived or released its rights to any Seller's Purchased Receivables, withdraws or attempts to withdraw such waiver or release or otherwise asserts any interest in any Seller's Purchased Receivables;
(e)	it is or becomes unlawful for a Seller (in any capacity whatsoever) to perform any of its obligations under the Transaction Documents; or
(f)	it is or becomes unlawful for the Bank to perform any of its obligations under the Transaction Documents or any of the Transaction Documents ceases to be legal, valid, binding and enforceable.
10	Failure to pay by an Eligible Buyer and Repayment Events
10.1	Failure to pay by an Eligible Buyer

If an Eligible Buyer fails to pay the amount of any Purchased Receivable in full on or before the end of the Waiting Period, the relevant Seller undertakes to promptly provide to the Bank:

10.1.1	details of any dispute notified to the relevant Seller that affects the Purchased Receivable (if not previously advised to the Bank);
10.1.2	the original Contract;
10.1.3	the relevant invoice and all evidence of proof of delivery;
10.1.4	copies of all communications (including written records of material oral communications, if any) with the Eligible Buyer relating to the Purchased Receivable(s) that has/have not been paid in full; and
10.1.5	any other information relevant to the Purchased Receivable(s) that the Bank reasonably requests.
10.2	Repayment Events

If at any time a Repayment Event has occurred in relation to a Purchased Receivable, the relevant Seller agrees to notify the Bank promptly. In relation to any Repayment Event affecting a Receivable, the Bank and the relevant Seller agree that the loss suffered by the Bank in respect of that Receivable as a result of that Repayment Event will be a sum equal to the difference between the Net Value of that Receivable and the amount that has actually been received by the Bank in respect of that Receivable at the time the Bank made the Request (as defined below). At the Bank’s determination in its sole discretion and upon the Bank’s request (the “Request”), the relevant Seller undertakes to carry out the following:

(a)	that Seller shall raise a credit note (or other similar book keeping entry) in favour of the relevant Eligible Buyer for an amount equal to that difference in accordance with its standard sales ledger practices; and/or
(b)	that Seller shall promptly on demand pay an amount equal to that difference to the Bank, in discharge of the loss suffered by the Bank as a result of the Repayment Event in respect of the relevant Receivable, provided that, notwithstanding any other provision of this Agreement, but subject to the relevant Seller having carried out the actions under paragraphs (a) and/or (b) above (as applicable) in accordance with the relevant Request, if the Bank subsequently receives any amount in respect of that Receivable after the time of that Request (other than pursuant to paragraph (b) above), the Bank shall hold such amount on trust absolutely for the relevant Seller and shall promptly pay such amount to the relevant Seller.

10.3	Further assurance in respect of Purchased Receivables

Each Seller undertakes to:

10.3.1	execute and deliver such further documents and to do or refrain from doing such further acts as the Bank may reasonably require to implement, perfect, protect or enforce any Purchased Receivable or the Bank's title to such Purchased Receivables, or to facilitate the appropriation or realisation of any funds or other assets in or towards discharge of an Eligible Buyer’s obligation to pay a Purchased Receivable; and
10.3.2	not do, cause or permit to be done or omit to do anything that may:
(a)	result in the receipt or recovery of monies payable under or in connection with any Purchased Receivable being delayed, prevented or impeded;
(b)	impair the legal effect of the Bank's title to any Purchased Receivable or of any rights forming part of any Purchased Receivable; or
(c)	depreciate, jeopardise or otherwise prejudice the value of any Purchased Receivable.
10.4	The Bank shall reimburse each Seller for any out-of-pocket expenses that Seller reasonably incurs in helping the Bank with any enforcement action pursuant to a request by the Bank under Clause 10.3.1.
10.5	Deductible

If the Insurer:

(a)	deducts, or is entitled to deduct, any amount representing all or any part of a Non-Covered Amount from any claim made in respect of a Purchased Receivable; or
(b)	does not cover, or is entitled to not cover, any amount representing all or any part of a Non-Covered Amount of any claim made in respect of a Purchased Receivable,

the relevant Seller shall (i) promptly notify the Bank and (ii) pay the Bank an amount equal to that amount promptly upon demand.

11	Purchase Fee

Each Seller shall pay a Purchase Fee to the Bank in relation to each Purchased Receivable purchased by the Bank from that Seller. On each Settlement Date, each Seller shall pay any Purchase Fees which are accrued but unpaid on that Settlement Date.

12	Payments
12.1	Day count convention

Any interest or fee accruing under this Agreement shall accrue and be calculated day to day, using the actual number of days elapsed and (in the case of an amount denominated in US Dollars) a 360-day year or (in the case of any amount denominated in a currency (other than US Dollars)) any other day count convention which is the market practice norm for the relevant currency.

12.2	VAT
12.2.1	All amounts expressed to be payable under this Agreement by a Seller to the Bank which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply.
12.2.2	If VAT is or becomes chargeable on any supply made by the Bank to any Seller under this Agreement and the Bank is required to account to the relevant tax authority for the VAT, that Seller shall pay to the Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Bank shall promptly provide an appropriate VAT invoice to that Seller).
12.3	Set-off

Following the occurrence of a Trigger Event:

12.3.1	without prejudice to the generality of Clause 12.3.2 (but subject to Clause 3.1.6 above). the Bank may set off any amount a Seller owes under Clause 10.2 (Repayment Events) or 11 (Purchase Fee) that is unpaid against any Purchase Price which is payable by the Bank in respect of Receivables purchased or to be purchased by the Bank from that Seller. For these purposes, the date of set-off shall be treated as the relevant Purchase Date; and
12.3.2	subject to Clause 3.1.6 above, the Bank may set off any obligation it owes a given Seller under the Transaction Documents against any obligation owed by that Seller to the Bank under the Transaction Documents, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
12.4	Default interest
12.4.1	If a Party (the “Defaulting Party”) does not pay any amount due from it to the other party (the “Payee Party”) under or in connection with this Agreement by its due date or (as the case may be) any mutually agreed grace period for such payments (both an overdue sum), the Defaulting Party shall pay the Payee Party interest on that overdue sum (or so much as from time to time remains unpaid). This interest shall be calculated daily by reference to the Applicable Rate plus one per cent.
12.4.2	Any interest accruing under this Clause 12.4 shall, unless otherwise indicated:
(a)	be payable from the overdue sum's due date to the date of actual payment;
(b)	be immediately payable on demand by the Payee Party;
(c)	accrue before and after judgment.
12.5	Entitlement to funds

Each Seller shall only be entitled to funds pursuant to the Facility on account of the Purchase Price of Purchased Receivables specifically referable to such Seller, being Purchased Receivables which are readily identifiable as such and assigned to the Bank under this Agreement.

12.6	Seller tax gross-up

If any Tax deduction or withholding is made on any payment by a Seller to the Bank:

12.6.1	the amount payable to the Bank shall be increased so that the amount paid to the Bank is equal to the amount that would have been due if no such tax deduction or withholding had been required; and
12.6.2	that Seller shall pay the amount deducted or withheld to the relevant tax authority and provide evidence to the Bank if requested.
12.7	Credit of monies from the Insurer

Where the Bank receives any monies from the Insurer in respect of Purchased Receivables, it shall promptly (and in any event within 7 days), credit Facility Availability and relevant Seller Availability with the amount received net of any amounts deductible in respect of Tax.

13	Sellers as collection agents
13.1	Until the Bank notifies the Sellers' Agent otherwise, each Seller shall act as the Bank's collection agent for all Purchased Receivables referable to that Seller and, in that capacity, that Seller undertakes at its own expense to:
13.1.1	ensure that the time, attention and levels of skill, care and diligence it devotes to the administration and collection of Purchased Receivables are in line with good industry practice and at least the same as those it devotes to the administration and collection of receivables that Seller holds for its own account;
13.1.2	promptly procure payment by the relevant Eligible Buyers of those Purchased Receivables:

(a)	directly into the Seller Receipts Account of the relevant Seller and on receipt to hold such monies on trust for the Bank absolutely in accordance with Clause 13.4 pending transfer to the relevant Bank Collection Account pursuant to Clause 13.1.5; or
(b)	where a Notice of Assignment has been sent in accordance with Clause 3.5.3 above and such Notice of Assignment instructs an Eligible Buyer to make payment to an account of the Bank, directly to such account of the Bank;
13.1.3	promptly notify the Bank if any part of a Purchased Receivable due to be paid into the Seller Receipts Account of the relevant Seller is not paid into that Seller Receipts Account in full on or before its Due Date;
13.1.4	notify the Bank of receipt of any Collections; and
13.1.5	(a) subject to paragraph (b), transfer the credit balance of each Seller Receipts Account to the relevant Bank Collection Account on each Settlement Date (after giving effect to any applications by the relevant Seller on behalf of the Bank pursuant to Clause 14 (Net Settlement)), and (b) following the occurrence of a Trigger Event, if required by the Bank (at its absolute discretion), transfer the credit balance of each Seller Receipts Account to the Bank by crediting the relevant Bank Collection Account promptly upon receipt of such payment, but in any case no later than three Business Days of receipt of payment, or such other period the Bank may specify.
13.2	Each Seller undertakes to apply any monies received by a Seller from an Eligible Buyer in respect of Purchased Receivables in or towards discharge of Purchased Receivables in such order as the Bank determines at its sole discretion.
13.3	Where a Seller Receipts Account is held with the Bank, the relevant Seller hereby irrevocably authorises the Bank as account-holding bank for that Seller Receipts Account, following the occurrence of a Trigger Event, to debit from that Seller Receipts Account and transfer to the Bank any Collections that Seller receives into that Seller Receipts Account that that Seller is obliged to transfer to, and has not yet transferred to, the Bank.
13.4	Each Seller irrevocably undertakes to hold, and hereby declares that it does hold, all Collections Trust Property from time to time on trust absolutely for the Bank and itself (as beneficiaries) as follows:
13.4.1	for the Bank, to the extent of the Bank Collections Trust Interest from time to time; and
13.4.2	for each Seller, to the extent of the Seller Collections Trust Interest of that Seller from time to time.
14	Net Settlement
14.1	On each Business Day prior to the occurrence of a Trigger Event, amounts standing to the credit of a Seller Receipts Account shall be applied by the relevant Seller on behalf of the Bank to the payment to that Seller in cash of any Purchase Price which is payable pursuant to Clause 4 in respect of new Receivables purchased or to be purchased by the Bank from that Seller on that Business Day (in each case, in the order specified by the Bank in its sole discretion), such application being effected by transfer of the relevant amount from that Seller Receipts Account to that Seller’s Seller Account.
14.2	Notwithstanding anything herein or in any other Transaction Document to the contrary (but subject to Clause 13.4), at any time:
14.2.1	prior to the occurrence of a Trigger Event, no Seller shall be required to segregate from its own funds any Collections then held on trust by it pursuant to Clause 13.1.2(a); and
14.2.2	after the occurrence of a Trigger Event, each Seller shall segregate from its own funds all Collections (including any Collections held on trust by it at the time the Trigger Event occurred).
15	Roles of the Sellers’ Agent

Each Seller (other than the Sellers’ Agent) authorises the Sellers’ Agent, on behalf of that Seller, to:

(a)	execute and agree any amendment agreement to any Seller Accession Agreement;

(b)	execute and agree any amendments to this Agreement;
(c)	receive on its behalf any notices or communications from the Bank that applies generally to this Agreement; and
(d)	send Offers to the Bank on behalf of that Seller.
16	Changes to the Sellers
16.1	Additional Sellers
16.1.1	An affiliate of a Seller may ask to become party to this Agreement as a Seller by that affiliate and the Sellers’ Agent executing and delivering to the Bank two executed paper originals of a Seller Accession Agreement. That affiliate shall become a Seller with effect from the date the Bank executes and dates that Seller Accession Agreement.
16.1.2	The Bank is under no obligation to agree to the accession of any person as a Seller. The Bank may:
(a)	refuse to agree to any accession without giving reasons; and
(b)	may impose conditions on its agreement to any accession.
16.2	Resignation of a Seller

A Seller (other than the Sellers’ Agent) may cease to be a party to this Agreement by giving at least three months’ notice in writing to the Bank (or by notice with immediate effect if that Seller has no Outstanding Purchased Receivables at that time). On and from the date that notice becomes effective against the Bank, that Seller shall cease to be a Seller under this Agreement and its rights and obligations under this Agreement will terminate except:

16.2.1	rights and obligations that accrued before termination, or are expressed to survive termination, will survive; and
16.2.2	all Purchases referable to that Seller that happened before termination will continue to be governed by this Agreement.
17	Amendments

This Agreement can be amended only by agreement in writing between the Parties or by the Sellers' Agent and the Bank in accordance with Clause 15 (Roles of the Sellers’ Agent).

18	Remedies and waivers
18.1	No failure to exercise, no delay in exercising and no single or partial exercise of any right or remedy a Party has or acquires under this Agreement will:
18.1.1	adversely affect that right or remedy;
18.1.2	waive it; or
18.1.3	prevent any further exercise of it or of any other right or remedy,

except to the extent the affected Parties have expressly agreed otherwise in writing.

18.2	The rights and remedies arising from this Agreement are cumulative. They are not exclusive of any other rights or remedies provided by law or otherwise except to the extent expressly stated otherwise.
19	Notices
19.1	Notice details

For all notices, the postal address and email address (and the contact department or officer, if any) for:

19.1.1	each Original Seller, the Sellers’ Agent and the Bank are those set out below where this Agreement is executed by its authorised representatives; and
19.1.2	each Additional Seller are those set out in its Seller Accession Agreement,

or the most recent replacement postal address or email address or contact department or officer (if any) that Party has notified to the other Parties.

19.2	Notices in writing

Notices must be in writing and delivered:

19.2.1	by hand, prepaid signed-for post or email; or
19.2.2	by any electronic means the Bank and the Sellers' Agent agree in writing, subject to any additional applicable terms for use of such electronic means (if any).
19.3	Delivery
19.3.1	This Clause 19.3.1 is subject to Clause 19.3.2. A notice delivered on a Business Day between 9am and 5pm in the place of delivery is effective at delivery. A notice delivered outside these hours is effective at 9am in the place of delivery on the next Business Day after delivery. Unless the terms and conditions applicable to communications by electronic means (if any) states otherwise, any communication by electronic means will be effective only when actually received in readable form.
19.3.2	Any notice given to the Sellers’ Agent will be deemed to have been given to each and every Seller for which it is relevant.
19.4	Change of notice details

Each Party must give the others at least five Business Days' notice of any replacement of its postal or email address, department or officer for notices.

19.5	Electronic communications

Any communication between the Bank and each Seller or the Sellers' Agent by email or any other unauthenticated or non-secure electronic means is done at that Seller or the Sellers' Agent's risk. Each Seller acknowledges that email is not a secure form of communication and authorises the Bank to treat any email (including any attachments) the Bank receives that appears to come from an email address that the Sellers' Agent or a Seller has provided, as part of its contact details pursuant to this Clause 19 or otherwise, as genuine, complete and duly authorised by that Seller or the Sellers' Agent. Each Seller and the Sellers' Agent agree to indemnify the Bank against any loss, cost or liability the Bank incurs or suffers as a result of the Bank acting or otherwise relying on any email it receives in accordance with this Clause 19.5.  Each Seller and the Sellers' Agent agree to the provisions of Schedule 7 (Indemnity for electronic instructions).

Each Seller permits the Bank, where the Bank considers it necessary or desirable for the purposes of this Agreement following a Trigger Event, to communicate with the relevant Eligible Buyers via email or any other unauthenticated or non-secure electronic means and agrees that the Bank will do so without any liability to each Seller or the Sellers’ Agent for any loss, cost or liability thereby arising.

19.6	English language

Any notice given under or in connection with any Transaction Document must be in English.

20	Disclosure
20.1	The provisions of this Clause 20 shall survive termination of this Agreement and shall bind each Party for a period of five years (or such other period as the relevant parties agree) from the date that Party ceases to be a Party to this Agreement.
20.2	Each Seller permits the Bank to pass on information it receives under or in connection with this Agreement:
(a)	to any person to whom the Bank does or may assign or transfer any rights and/or obligations under this Agreement;

(b)	to any company in the same group as the Bank or any affiliated company;
(c)	to the Bank's sub-contractors, agents, service providers or professional advisers;
(d)	as required by law or to any court or regulatory, supervisory or governmental authority; or
(e)	to a federal reserve or central bank,

provided that, in the case of a disclosure under (a), (b) or (c) at a time when no amounts due to the Bank from that Seller under this Agreement are overdue for payment, the Party to whom the disclosure is to be made is bound to keep that information confidential and use it only for the purpose for which it has been disclosed.

20.3	Each Seller permits the Bank to pass on information it receives under or in connection with this Agreement with the prior written consent of the relevant Seller (such consent not to be unreasonably withheld, and if granted in respect of any person, is granted on a continuing basis (without the need for the Bank to seek further consent each time it passes on information to such person)):
(a)	to any rating agency, insurer or other provider of credit protection to the Bank; or
(b)	to any person with whom the Bank does or may enter into a sub-participation agreement and/or other risk mitigation (whether funded or risk basis) in respect of Receivables and/or this Agreement,

provided that, in the case of a disclosure at a time when no amounts due to the Bank from that Seller under this Agreement are overdue for payment, the Party to whom the disclosure is to be made is bound to keep that information confidential and use it only for the purpose for which it has been disclosed.

20.4	The disclosure rights the Bank has under this Clause 20 are in addition to any it may have under any other agreement with that Seller or at law.
21	Tax
21.1	Each Seller undertakes to provide the Bank on request with any information or documentary evidence about:
21.1.1	that Seller’s tax status; or
21.1.2	the identity or tax status of any of that Seller’s ultimate or intermediate owners, that the Bank considers (acting reasonably) is needed to comply (or demonstrate compliance, or avoid non-compliance) with any HSBC Group member's obligations to any local or foreign tax or regulatory authority (the “Tax Information”).
21.2	Each Seller authorises (and undertakes on request to obtain the written authority or consent of any of that Seller’s ultimate or intermediate owners for) any HSBC Group member to disclose:
21.2.1	that Seller’s or its ultimate or intermediate owners’ Tax Information (as applicable);
21.2.2	information about the Facility; and
21.2.3	the link between the Facility and any payments of Purchase Price and that Seller or its ultimate or intermediate owner(s), to any local or foreign tax or regulatory authority.
21.3	Each Seller agrees that the Bank may:
21.3.1	make any deduction on account of Tax that the Bank is required to make by any local or foreign tax or regulatory authority from or in respect of any payment made to that Seller, or to another person at that Seller’s request or instruction, in connection with the Facility or any payment of Purchase Price; and
21.3.2	pay the amount deducted to the relevant tax or regulatory authority.
21.4	If the Bank becomes aware that it must make a deduction (or that there is any change in the rate or other basis for calculating the amount of a deduction) it shall notify the relevant Seller(s).
21.5	Nothing in this Agreement will oblige the Bank to act or refrain from acting in any way that might:
21.5.1	cause it to breach any legal or regulatory requirement, any contractual obligation or Bank policy; or
21.5.2	harm the Bank’s or HSBC Group’s reputation.

22	General
22.1	Third party rights

A person who is not party to this Agreement may not enforce any term of this Agreement under the Contracts (Rights of Third Parties) Ordinance. The Sellers' Agent, the Sellers and the Bank may change any term of this Agreement without the consent of any person who is not party to it.

22.2	Indemnities of Sellers and Sellers’ Agent
22.2.1	Each Seller shall indemnify the Bank against any cost, loss or liability (including legal fees) (in the case of sub-paragraph (a) only, to the extent reasonable) the Bank incurs:
(a)	for the negotiation, preparation, amendment, variation or replacement of a Transaction Document;
(b)	for the enforcement or the preservation of any rights under a Transaction Document;
(c)	for any stamp duty, VAT, registration tax or other similar tax payable in respect of any Purchase, or any title transfer in which that Seller is involved effected pursuant to any of them;
(d)	resulting directly or indirectly from that Seller failing to make a deduction or withholding required by a relevant tax authority;
(e)	as a result of any breach by that Seller of a Transaction Document; and
(f)	as a result of the Bank making a payment under Clause 4 (Purchase Price) at a time when it was not obligated to due to any condition in Clause 3.2 (Conditions to Purchases) not being satisfied.
22.2.2	The Sellers’ Agent shall indemnify the Bank against any cost, loss or liability the Bank incurs for any stamp duty, VAT, registration tax or other similar tax payable in respect of this Agreement that is not related to any particular Purchase or a particular Seller, or otherwise covered by the indemnity in Clause 22.2.1.
22.2.3	Each Seller shall pay any amount it owes under Clause 22.2.1, and the Sellers' Agent shall pay any amount it owes under Clause 22.2.2, within five Business Days of demand.
22.2.4	Each Seller shall take any action legally permitted to assist in collecting any VAT refund for the benefit of the Bank following credit losses on a Receivable.
22.3	Transfers and assignments
22.3.1	No Seller nor the Sellers' Agent may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank (such consent not to be unreasonably withheld).
22.3.2	The Bank may not assign or transfer this Agreement, or any of its rights and/or obligations under this Agreement, without the prior written consent of the Sellers (such consent not to be unreasonably withheld), provided that (a) the Sellers’ consent is deemed to be given if none of the Sellers notifies the Bank of its refusal of consent in writing within 10 Business Days from the date that the request is received by the Sellers; and (b) no consent is required if the assignment or transfer is made (i) when a Termination Event is continuing or (ii) to an affiliate of the Bank.
22.3.3	The Bank may assign or transfer any of its rights and/or obligations in relation to any Purchased Receivable, whether in whole or in part (including by way of sub-participation arrangements and/or other risk mitigation), to any person without the consent from any Seller or the Sellers’ Agent.
22.3.4	Each of the Sellers and the Sellers’ Agent hereby agrees to take all steps and/or do all things as the Bank may request (a) to effect any assignment or transfer contemplated in this Clause 22.3 and/or (b) (i) at any time, perfect any assignment or transfer contemplated in Clause 22.3.2 or (ii) on or at any time after the serving of a Notice of Assignment pursuant to Clause 3.5.3 in respect of a Purchased Receivable, perfect any assignment or transfer of that Purchased Receivable contemplated in Clause 22.3.3.
22.3.5	This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns and/or transferees, if any, of the Parties.

22.4	Partial invalidity

The invalidity, illegality or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect the validity, legality or enforceability of:

22.4.1	any other provision of this Agreement or any Purchase under the law of that jurisdiction; or
22.4.2	any provision of this Agreement or any Purchase under the law of any other jurisdiction.
22.5	Counterparts

This Agreement may be entered into in any number of counterparts, each of which when executed and delivered may be treated as an original.

22.6	Sanctions, AML etc
22.6.1	Each Seller acknowledges and agrees that:
(a)

the Bank and/or each HSBC Group member and each of HSBC Group’s service provider are required to act in accordance with the laws and regulations of various jurisdictions, including those which relate to Sanctions and the prevention of money laundering, terrorist financing, bribery, corruption, export controls and tax evasion;

(b)

the Bank may take, and may instruct other members of the HSBC Group to take, to the extent it or such member is legally permitted to do so under the laws of its jurisdiction, any action (a “Compliance Action”) which the Bank or any other member, in its sole discretion, considers appropriate to act in accordance with Sanctions, export controls or other domestic and foreign laws and regulations. Such Compliance Action may include but is not limited to the interception and investigation of any payment, communication or instruction; the making of further enquiries as to whether a person or entity is subject to any Sanctions or export control restrictions; and the refusal to process any transaction or instruction that does not conform with Sanctions or export controls; and

(c)

neither the Bank nor any member of HSBC Group will be liable to any Seller for any loss, damage, delay, or a failure of the Bank to perform its duties under this agreement arising out of or relating to any Compliance Action taken by the Bank or any HSBC Group member in its sole discretion.

22.6.2	Each Seller shall indemnify the Bank for all Losses suffered or incurred by or brought against the Bank arising out of or relating to any Compliance Action, unless such Losses are solely and directly caused by the gross negligence or wilful misconduct of the Bank.
22.7	Sellers’ Tax liabilities

Each Seller acknowledges and agrees that it is responsible for its own liabilities in respect of Tax and in no circumstances does that Seller intend the Bank to liable for any such Taxes and shall indemnify the Bank against Losses suffered or incurred by or brought against the Bank arising out of that Seller’s liability for Tax (whether such Tax should be deducted or otherwise).

23	Governing law and enforcement
23.1	Governing law

Hong Kong law governs this Agreement, each Offer, any acceptance of such Offer and each Seller Accession Agreement and their interpretation.

23.2	Jurisdiction

The parties submit to the non-exclusive jurisdiction of the Hong Kong courts.

Executed by the Bank, each Original Seller and the Sellers’ Agent or their authorised representatives.

Schedule 1-Definitions and Interpretation
1	Interpretation
1.1	Unless a contrary indication appears, any reference to:
(a)	any matter or thing being acceptable or satisfactory means that matter being acceptable or satisfactory to the Bank in its discretion (acting reasonably);
(b)	this Agreement, a Seller Accession Agreement, or any agreement or instrument is a reference to that agreement or instrument as amended, novated, restated, supplemented, extended or replaced;
(c)	any bank account is a reference to that account as it may be renumbered, redesignated or replaced and includes any of its sub-accounts;
(d)	a Clause or Schedule is a reference to a Clause of, or Schedule to, this Agreement;
(e)	the words including (and its derivations) and in particular must be construed as being for illustration or emphasis only and not as limiting the generality of any preceding words;
(f)	the words other and otherwise must not be construed as being limited by the context in which they appear or the words that precede them where a wider construction is possible;
(g)	any person includes any assignee, transferee, successor-in-title, delegate or appointee of that person (but, in the case of parties, only permitted assignees, transferees etc.). It also includes any individual, company or other body corporate, any state or state agency or any unincorporated body, association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(h)	a time of day is a reference to local time at the location of the relevant office of the Bank;
(i)	any matter or thing being deemed to occur means the Bank and/or the relevant Seller is entitled to presume it absent contrary information within that Party’s knowledge; and
(j)	a Termination Event is continuing if it has not been remedied to the satisfaction of the Bank or waived.
1.2	Clause and Schedule headings are for ease of reference only.
2	Definitions

In this Agreement unless otherwise indicated, the following definitions apply:

“Additional Seller” means an affiliate of an Original Seller that has become a party to this Agreement pursuant to the terms of a Seller Accession Agreement.

“Agreement Date” means 27 December 2023.

“Amendment and Restatement Agreement” means the amendment and restatement agreement of this Agreement dated 2024 and made between the Bank, AECL and ACAL as original sellers and AECL as sellers’ agent.

“Anti-Bribery Laws” has the meaning given to it at Clause 7.1.5.

“Applicable Rate” means (as applicable):

(a)	SOFR O/N; and
(b)	for any other Approved Currency, the equivalent benchmark rate if available or otherwise as determined by the Bank’s funding desk,

provided that, in each case, if such rate is less than zero, the Applicable Rate shall be deemed to be zero.

“Approved Currency” has the meaning given to it in Schedule 2 (Commercial Terms).

“Associate” means, in respect of a Seller, any person over which that Seller has significant control (including franchise or similar), who has similar control over that Seller or who is part of the same corporate group as that Seller.

“Bank Collection Account” means the relevant account held with the Bank in the name of the Bank into which a Seller remits:

(a)	amounts relating to Purchased Receivables, which that Seller has received from Eligible Buyers or in the evet of receipt of monies from the insurer in respect of Purchased Receivables; and
(b)	certain other amounts that Seller is obliged to pay the Bank under this Agreement,

and being the relevant account set out at Part 4 (Bank Collection Account) of Schedule 5 (Seller Information) or subsequently as may be notified by the Bank in writing.

“Bank Collections Trust Interest” means, in relation to the Bank at any time, an interest in the Collections Trust Property equal to the aggregate of the amounts standing to the credit of the Seller Receipts Accounts which represent Collections in respect of Purchased Receivables.

“Business Day” means:

(a)	in relation to: (i) any notices or other documents to be delivered to the Bank or a Seller whose registered address is located in Hong Kong; or (ii) any payments to be made by any Party in accordance with the terms of this Agreement, a day other than a Saturday or Sunday on which banks in Hong Kong are open for general interbank business; and
(b)	in relation to any notices or other documents to be delivered to any other Party, a day other than a Saturday or Sunday on which banks in the jurisdiction in which such Party has its registered address are open for general interbank business.

“Buyer” means a debtor under a Contract.

“Buyer Payment Problem Event” means:

(a)	an Insolvency Event in respect of the Eligible Buyer happening;
(b)	it becoming illegal for the Eligible Buyer to pay all or part of the Purchased Receivable out of the Eligible Buyer’s Jurisdiction in the currency in which it is due because of the imposition in the Eligible Buyer’s Jurisdiction, after its Purchase Date, of a prohibition or restrictions on offshore foreign currency payments;
(c)	the existence of material adverse information regarding the Eligible Buyer’s ability to make payments as and when they fall due;
(d)	any Receivable of the Eligible Buyer is overdue for payment past the maximum extension period as specified in the Eligible Buyers Listing. If there are more than one outstanding invoices, the date used will be the expiry of the maximum extension period as specified in the Eligible Buyers Listing applicable to the invoice which was due first for payment; or
(e)	the Eligible Buyer has dishonoured or failed to pay any bill of exchange, promissory note, cheque or direct debit upon its first presentation for payment.

“Collections” means, for a Purchased Receivable, all cash collections and other cash proceeds of such Purchased Receivable, including, without limitation, all amounts received in respect of such Purchased Receivable from the Insurer.

“Collections Trust Property” means all amounts from time to time standing to the credit of the Seller Receipts Accounts and any rights of the Sellers in respect of those credit balances and the indebtedness represented by them.

“Commercial Dispute Event” means, for a Receivable, any one or more of the following:

(a)	all or any part of the Receivable or any relevant part of the Contract being or becoming invalid or unenforceable against the Eligible Buyer because of an act or omission of the relevant Seller; and/or
(b)	a situation where the Eligible Buyer does not pay the relevant Seller the Receivable in full by the end of the Waiting Period because the Eligible Buyer asserts it is entitled not to pay because of a breach of the

Contract or some other obligation by the relevant Seller; and the relevant Seller:
(i)	fully or partially accepts the Eligible Buyer’s assertion; or
(ii)	disputes the Eligible Buyer’s assertion but is unable to demonstrate to the Bank’s satisfaction (acting reasonably) that the Eligible Buyer’s allegation of breach is groundless.

“Compliance Action” has the meaning given to it in Clause 22.6 (Sanctions, AML etc).

“Contract” means, for a Receivable, the supply contract under which the relevant Seller originates that Receivable.

“Credit Insurance Co-insured Period” means the period from and including the Agreement Date to and including 30 June 2024, or such other period as may be agreed between the Bank and the Sellers from time to time.

“Credit Insurance Undertakings and Acknowledgements” means those undertakings and/or acknowledgements set out in Schedule 6 (Credit Insurance Undertakings and Acknowledgments).

“Credit Limit” means a monetary limit set by the Bank limiting the maximum aggregate value of Outstanding Purchased Receivables referable to an Eligible Buyer at any time, and as set out in the Eligible Buyers Listing, as amended from time to time.

“Deductible” means any deductible amount referred to or defined in the Policy or any similar excess or deduction established by the Insurer (being, in relation to any Purchased Receivable, an amount not exceeding 10% of the Net Value of such Purchased Receivable).

“Dilutions” means the sum of the amounts in the following data entries provided by the Sellers in each Offer:

(a)	credit notes;
(b)	discounts;
(c)	debit adjustments; and
(d)	credit adjustments.

“Discount Rate” has the meaning given to it in Schedule 2 (Commercial Terms).

“Due Date” means, for a Receivable, the date on which it is due from the Eligible Buyer, as stated in an Offer.

“Effective Date” has the meaning given to it in the Amendment and Restatement Agreement.

“Eligible Buyer” means a Buyer listed in the Eligible Buyers Listing as amended from time to time.

“Eligible Buyer’s Jurisdiction” means the jurisdiction of incorporation of an Eligible Buyer as identified in the Eligible Buyers Listing as amended from time to time.

“Eligible Buyers Listing” means the Eligible Buyers Listing set out at Schedule 3 (Eligible Buyers Listing) and as subsequently amended in accordance with Clause 6.3 (Mechanism for amending the Eligible Buyers Listing) from time to time.

“Enforcement Costs” means any out-of-pocket costs spent protecting or enforcing any Purchased Receivable.

“Facility” has the meaning given to it in Clause 2.1 (The Facility);

“Facility Availability” means the maximum aggregate amount available to be paid by the Bank to the Sellers not exceeding the Facility Limit, being at any time:

(a)	the aggregate value of Outstanding Purchased Receivables;

less

(b)	Payments made in relation to any Outstanding Purchased Receivables;

less

(c)	the Dilutions;

less

(d)	any accrued but unpaid fees under this Agreement.

“Facility Limit” has the meaning given to it in Schedule 2 (Commercial Terms).

“Federal Bank Rate” means, for any day, (a) the short-term interest rate target set by the U.S. Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or (b) if that target is not a single figure, the arithmetic mean of: (i) the upper bound of the short-term interest rate target range set by the U.S. Federal Open Market Committee and published by the Federal Reserve Bank of New York; and (ii) the lower bound of that target range provided that a reference to a Federal Bank Rate shall include any successor rate to, or replacement rate for, that rate.

“Federal Bank Rate Adjustment” means, in relation to any payment date, the mean of the spreads (expressed as a percentage rate per annum) over the five most immediately preceding New York business days for which the SOFR Screen Rate has been published of: (a) the SOFR Screen Rate for that interest period on that day; and (b) the Federal Bank Rate prevailing at close of business on that day, as calculated by the Bank excluding the highest spread (and, if there is more than one highest spread, only one of those highest spreads) and lowest spread (or, if there is more than one lowest spread, only one of those lowest spreads).

“Foreign Public Buyer” means an Eligible Buyer outside Hong Kong whose creditworthiness is reasonably considered to be equal to that of the state in the Eligible Buyer’s country, due to the Eligible Buyer’s statutory position or a commitment from the state of the Eligible Buyer’s country with regard to the Eligible Buyer’s financial support.

“Funder Settlement Report” means, with respect to each Purchase Date, a report containing: (a) a list identifying all Purchased Receivables outstanding as of the close of business on the date of the Offer made immediately prior to such Purchase Date (the “Relevant Offer Date”), together with the outstanding amount of each such Purchased Receivable as of such time, (b) the amount of all Collections received during the period from (and excluding) the date of the Offer immediately preceding the Relevant Offer Date to (and including) the Relevant Offer Date (together with details as to the Purchased Receivables in respect of which such Collections were received (in each case based on information provided in the applicable Payments Received Report)), (c) a list identifying all Receivables outstanding as of the close of business on the Relevant Offer Date and that are to be purchased by the Bank on such Purchase Date, together with the Purchase Price of each such Receivable (in each case based on information provided in the applicable Offer), (d) the calculation of the Payment Amount payable by the Sellers or the Bank on such Purchase Date.

“HSBC Group” means HSBC Holdings plc, its subsidiaries and/or associated companies and/or any of its or their agents.

“Insolvency Event” means, when made in reference to (A) any Seller (unless amended in relation to an Additional Seller by a relevant Seller Accession Agreement) or (B) any Eligible Buyer, any corporate action, legal proceedings or other procedure or step being taken in relation to:

(a)	that Seller or Eligible Buyer, as applicable, suspending payments on any of its debts or is otherwise unable to pay its debts as they fall due;
(b)	a moratorium of any indebtedness of that Seller or Eligible Buyer, as applicable;
(c)	the dissolution, administration, reorganisation or winding-up of that Seller or Eligible Buyer, as applicable (including by voluntary arrangement or scheme of arrangement);
(d)	a composition, compromise, assignment or arrangement with any creditor of that Seller or Eligible Buyer, as applicable;
(e)	the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer over that Seller or Eligible Buyer, as applicable, or any of its assets; or
(f)	the enforcement of any Security over any of that Seller's assets or that Eligible Buyer's assets, as applicable (other than Security given for the limited recourse financing of the assets over which the Security is being enforced), or any analogous procedure or step being taken in any jurisdiction.

“Insurer” means Euler Hermes, Hong Kong Branch (a limited liability company incorporated in Belgium with company number [*****]) or any other insurer approved by the Bank in writing from time to time.

“Insurer Limit” means, in respect of any relevant Eligible Buyer, the subsisting credit limit (if any) allowed or issued by the Insurer under the Policy and as may be set out in the Eligible Buyers Listing by the Bank from time to time, in each case as increased or reduced or to the extent not cancelled or removed pursuant to the terms of the Policy.

“Late Payment Costs” means, for a Purchased Receivable, any interest or other charges for which the Eligible Buyer is liable in connection with any late payment of the Purchased Receivable or any late reimbursement of any Enforcement Costs by the Eligible Buyer, including interest or other charges on any capitalised late payment interest or charges.

“Losses” means all losses, costs, damages, clams, actions, suits, demands and liabilities.

“Net Value” means, in relation to a Purchased Receivable, the invoice amount on the Purchase Date including any applicable Tax less the aggregate value of Dilutions applicable to such Purchased Receivable.

“Non-Vesting Purchased Receivable” means any Purchased Receivable which, for any reason, fails to be effectively assigned to the Bank.

“Non-Covered Amount” means any deductible amount referred to or defined in the Policy, any similar excess or deduction established by the Insurer or any amount exceeding any limit or insured percentage established or agreed by the Insurer (such Non-Covered Amount being, in relation to any Purchased Receivable, an aggregate amount not exceeding 10% of the Net Value of such Purchased Receivable).

“Notice of Assignment” means a notice of assignment substantially in the form set out at Schedule 4 (Form of Notice of Assignment of Receivables) or as otherwise agreed by the Bank and the Sellers’ Agent in writing.

“Offer” has the meaning given in Clause 3.1 (Original Sellers).

“Outstanding” means any Purchased Receivable which is wholly or partly unpaid and has not been reassigned by the Bank to the relevant Seller.

“Parties” means the Bank, the Sellers and the Sellers' Agent and, as the context allows, “Party” means any one of them.

“Payment Amount” means, as of any Purchase Date, the difference between (a) the aggregate Purchase Price to be paid on such Purchase Date by the Bank for Receivables to be purchased on such Purchase Date in accordance with Clause 4 (after giving effect to any applications by the relevant Seller on behalf of the Bank pursuant to Clause 14 (Net Settlement)) and (b) the sum of (i) the Purchase Fees to be paid by the Sellers on such Purchase Date to the Bank in accordance with Clause 11 (Purchase Fee) and (ii) any other amounts due and owing to the Bank by a Seller under this Agreement as of such Purchase Date (other than amounts payable pursuant to Clause 13.1.5).

“Payment Terms” has the meaning given to it in the Eligible Buyers Listing as amended from time to time.

“Payments Received Report” has the meaning given to it in Clause 3.1.4.

“Policy” means the Insurer’s credit insurance policy relating to Purchased Receivables dated 19 December 2023 and with the policy number [*****] (with respect to Arrow Electronics China Limited) and [*****] (with respect to Arrow/Components Agent Limited) or such replacement trade credit insurance policy as the Bank may agree in writing to designate as the Policy from time to time.

“Political Risk Event” means, for a Receivable, any of the following:

(a)	the non-payment of all or part of an undisputed Receivable by a Foreign Public Buyer on the expiry of the maximum extension period as specified in the Eligible Buyers Listing;
(b)	the unjustified and formal refusal by a Foreign Public Buyer to accept the goods; or

(c)

the direct prevention of the payment of the Receivable by the Eligible Buyer or performance of the sale and/or services contract by the relevant Seller as a result of any of the following political events:

(i)

the occurrence in the country in which the Eligible Buyer is located (provided that the Eligible Buyer is not located in Hong Kong) of war (whether declared or not), invasion, act of foreign enemy hostilities, civil war, insurrection, rebellion, riot, revolution and/or military or usurped power;

(ii)	transfer restriction where there is a decree by the government of the Eligible Buyer’s country imposing restrictions on currency transfer;
(iii)

the passing of a decree by the government in the country in which the Eligible Buyer is located, exonerating it from paying the additional sum due if there is a difference between the amount deposited in local currency on the date of the deposit or on the date of completion of the transfer formalities, and the amount due to be paid;

(iv)	inconvertibility of the currency of the Eligible Buyer’s country where the Receivable is payable in a currency other than the currency of the Eligible Buyer’s country; or
(v)	the passing of a decree by the government in the country in which the Eligible Buyer is located preventing the Eligible Buyer paying for receivables assigned to a third country.

“Purchase” means the Bank purchasing a Receivable from a Seller in accordance with this Agreement.

“Purchase Date” means, for a Purchased Receivable, the date determined pursuant to Clause 4 (Purchase Price) and Clause 12.3.1.

“Purchase Fee” means, for a Purchased Receivable, the amount calculated by applying the applicable Discount Rate to the Purchase Price for the number of days between the Purchase Date for that Purchased Receivable and the earlier of (i) the date that the Eligible Buyer pays the amount for that Receivable in full and (ii) the end of the Waiting Period.

“Purchase Price” means, for a Receivable, the Net Value of such Receivable on the Purchase Date for that Receivable.

“Purchased Receivable” means a Receivable subject to a Purchase.

“Receivable” means all or any of a Seller's rights to receive payment (whether under the Contract, at law or otherwise) for a provision of goods and/or services by that Seller to an Eligible Buyer in the normal course of that Seller’s trading activities that are:

(a)	originated by that Seller issuing an invoice to that Eligible Buyer; and
(b)	identified by reference to the number of that invoice,

including rights that relate to any one or more of:

(i)	the obligation of the Eligible Buyer to pay the invoice amount;
(ii)	any obligation of the Eligible Buyer to pay any related Late Payment Costs;
(iii)	any obligation of the Eligible Buyer to pay any related Enforcement Costs; or
(iv)	the related goods and/or services provided,

but excluding Receivables not in an Approved Currency.

“Repayment Event” means, for a Purchased Receivable, any of:

(a)	a Commercial Dispute Event happening in relation to that Purchased Receivable;
(b)	the relevant Seller failing to comply with its obligations relating to that Purchased Receivable under this Agreement in a material respect and not remedying this non-compliance within five Business Days of a written request from the Bank to do so;

(c)	the assignment by the relevant Seller to the Bank of that Purchased Receivable for any reason (other than an Insolvency Event in respect of that Seller) being or becoming an invalid or unenforceable assignment as between that Seller and the Bank; or
(d)	any representation made by the relevant Seller in connection with that Purchased Receivable was incorrect in any material respect when made.

“Sanctions” shall have the meaning given to it in Clause 7.1.6 of this Agreement.

“Security” means a mortgage, charge, pledge, hypothecation, lien, assignment by way of security, retention of title provision, right of set-off, trust or flawed asset arrangement (for, or which has the effect of, granting security) or other security interest securing any obligation of any person, whether or not conditional, or any other agreement or arrangement in any jurisdiction having a similar effect.

“Security Document” means each document entered into by a Seller for the purpose of granting any Security to the Bank in accordance with the terms of this Agreement.

“Seller” means:

(a)	an Original Seller; or
(b)	an Additional Seller,

which in each case has not ceased to be a Party in that capacity.

“Seller Accession Agreement” means an agreement, in form and substance satisfactory to the Bank, under which an Additional Seller accedes to this Agreement, executed by the relevant Additional Seller, the Bank and the Sellers’ Agent (for itself and on behalf of all other Sellers).

“Seller Account” means:

(a)	for an Original Seller, the account set out against its name at Part 1 (Seller Accounts) of Schedule 5; and
(b)	for an Additional Seller, the account listed as such in the relevant Seller Accession Agreement.

“Seller Availability” means, in respect of a Seller, the maximum aggregate amount available to be paid by the Bank to that Seller not exceeding the relevant Seller Limit, being at any time:

(a)	the aggregate value of Outstanding Purchased Receivables for that Seller;

less

(b)	Payments made in relation to any Outstanding Purchased Receivables for that Seller;

less

(c)	the Dilutions for that Seller;

less

(d)	any accrued but unpaid fees under this Agreement for that Seller.

“Seller Collections Trust Interest” means, in relation to a Seller at any time, an interest in the Collections Trust Property equal to the aggregate of the amounts standing to the credit of the Seller Receipts Account of that Seller which do not represent Collections in respect of Purchased Receivables.

“Seller Limit” means:

(a)	for each Original Seller, the limit set out at Part 2 (Seller Limits) of Schedule 5 (Seller Information); and
(b)	for each Additional Seller, the limit set out in the relevant Seller Accession Agreement.

“Seller Receipts Account” means the Sellers' Agent's or each Seller's bank account(s) into which Eligible Buyers must pay the amount of all Receivables, and being (unless the Bank agrees otherwise in writing):

(a)	for an Original Seller, the account set out against its name at Part 3 (Seller Receipts Accounts) of

Schedule 5 (Seller Information); and
(b)	for an Additional Seller, the account listed as such in the relevant Seller Accession Agreement.

“Settlement Date” means the last Business Day of each calendar month.

“SOFR O/N” means (a) in relation to any day during the relevant period but excluding the last day of that interest period, the SOFR Reference Rate for that day, and if any day during an interest period for is not a US Banking Day, the rate of interest for that day will be the rate applicable to the immediately preceding US Banking Day; or (b) if the Bank determines that its cost of funds relating to that interest period would be in excess of the percentage rate per annum which is the average of the applicable rates referred to in (a) above and *****% per annum, then the Bank shall be entitled to substitute the percentage rate per annum certified by the Bank as representing the average cost to the Bank of funding in that period from whatever source(s) it may reasonably select.

“SOFR Reference Rate” means in relation to any US Banking Day during an interest period, the percentage rate per annum which is the US Daily Rate for the US Banking Day prior to that US Banking Day.

“SOFR Screen Rate” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Standard Contract” means the (or one of the) template form(s) of contract the relevant Seller customarily uses with Eligible Buyers, an up-to-date copy of which that Seller has provided to the Bank.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” has the meaning given to it in Schedule 2 (Commercial Terms).

“Termination Event” means any event listed in Clause 9 (Termination Events).

“Transaction Document” means this Agreement, each Seller Accession Agreement, each guarantee and indemnity agreement, each Security Document, the Amendment and Restatement Agreement, each other document entered into in relation to any of the foregoing and each other document designated as such by the Bank and the Sellers’ Agent.

“Trigger Event” means, in respect of a Purchased Receivable or Eligible Buyer (as applicable), any of the following:

(a)	that Receivable remains unpaid on the date that falls 15 days after the Due Date of such Receivable, provided that, for the purposes of Clauses 13.1.5, 13.3, 14.1 and 14.2, it would only constitute a Trigger Event if the aggregate value of all Receivables falling under this paragraph (a) at the relevant time exceed 10% of all Outstanding Purchased Receivables;
(b)	an Insolvency Event in respect of the Eligible Buyer happening or becoming inevitable or, in the Bank’s opinion (acting reasonably), highly likely, provided that, for the purposes of Clauses 13.1.5, 13.3, 14.1 and 14.2, it would only constitute a Trigger Event if the aggregate value of all Receivables relating to the relevant Eligible Buyer(s) falling under this paragraph (b) at the relevant time exceed 10% of all Outstanding Purchased Receivables;
(c)	the occurrence of a Termination Event (which, for the avoidance of doubt, shall be treated as a “Trigger Event” in respect of all Eligible Buyers and all Purchased Receivables);
(d)	the relevant Seller is in breach of its obligations relating to that Receivable under this Agreement; or
(e)	there is an adverse change in the ownership, financial conditions and any other events that the Bank considers would have a material impact on the relevant Seller or the Eligible Buyer of that Receivable.

“US Banking Day” means a day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in US government securities.

“US Daily Rate” means in relation to any US Banking Day: (a) the SOFR Screen Rate for that US Banking Day; or (b) if the SOFR Screen Rate is not available for that US Banking Day, the percentage rate per annum which is the aggregate of: (i) the Federal Bank Rate prevailing on that US Banking Day as determined by the Bank; and (ii) the applicable Federal Bank Rate Adjustment (rounded if necessary to five decimal places with 0.000005 being rounded upwards).

“US Dollars” and “$” mean the lawful currency for the time being of the United States of America.

“VAT” means any goods and services tax, value added tax, sales tax or other similar tax imposed in any jurisdiction.

“Waiting Period” means 30 days from the Due Date or 120 days from the relevant invoice date, whichever is the sooner.

Schedule 2- Commercial Terms
Approved Currency	US Dollar
Discount Rate	Applicable Rate plus [*****] basis points per annum
Facility Limit	US Dollar 300,000,000 or such higher amount as may be agreed by the Bank and the Sellers’ Agent from time to time
Term	One year commencing from the Agreement Date, subject to any extension as the Bank may agree at its sole discretion.

Schedule 3- Eligible Buyers Listing

[*****]

Schedule 4- Form of Notice of Assignment of Receivables

[On the letterhead of the relevant Seller - please ensure that the address of the relevant Seller is included]

To:[insert name and address of Eligible Buyer]

Dated: [insert date]

Dear Sirs

Contract of Sale between [insert name of eligible buyer] and [insert name of seller] dated [insert date] and limited recourse receivables DISCOUNTING framework AGREEMENT dated [ ⚫ ] 2023 (AS AMENDED AND RESTATED PURSUANT TO AN AMENDMENT AND RESTATEMENT AGREEMENT DATED [ ⚫ ] 2024 AND AS MAY BE FURTHER AMENDED AND/OR SUPPLEMENTED) (the “RPA”) between, amongst others [insert name of seller] and THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED ("HSBC")

On [insert date] [insert name of Seller] and [insert name of Buyer] entered into an agreement relating to [insert relevant activities] (the “Contract”).

This letter constitutes notice to you that, by virtue of the operation and effect of the RPA, [insert name of Seller] has assigned all its present and future rights, title and interests in, to and under the Contract relating to the following receivables (“Receivables”): [insert identifying details].

Until further notice from HSBC all payments due from you under the Receivables must be paid, from the date of this notice, to HSBC for its own account as follows: [insert account details]. Your payment obligations under the Receivables will only be duly discharged when payment has been made to this account.

Please acknowledge receipt of this notice by signing and returning the signed copies to [insert name of Seller] at the address above and to HSBC at the address below:

For the attention of: [insert name], [insert address of HSBC entity].

This notice is governed by Hong Kong law.

Yours faithfully

for and on behalf of

[Insert name of Seller]

By signing below, [insert name of Buyer] acknowledges receipt of this notice of assignment.

for and on behalf of

[Insert name of Buyer]

Schedule 5- Seller Information

[*****]

Schedule 6- Credit Insurance Undertakings and Acknowledgments

At all times during the Credit Insurance Co-insured Period:

a)	Each Original Seller undertakes that the Bank is co-insured and has been noted as sole loss payee in relation to the Purchased Receivables under the Policy, and further undertakes not to assign or purport to assign the Policy to any third party, or note or purport to note any third party as loss payee thereunder or grant any Security to any third party in respect of the Policy;
b)	Each Original Seller shall comply with all requirements of the Policy such that it is not and could not be vitiated, including the payment of all premiums and the completion and delivery to the Insurer of all declarations (including turnover declarations), returns, claims and other documents and information (including limit notifications and overdue reporting) required under the Policy;
c)	As between the Bank, the Sellers’ Agent and the Original Sellers, the Bank shall not be responsible for compliance with the Policy. In the event that an Original Seller at any time fails to comply with the terms of the Policy, the Bank may, but shall not be obliged to, remedy (including by way of payment of any premium due or making any claim capable of being made) such failure at that Original Seller's expense which shall be payable by that Original Seller upon demand. The Bank shall not do or require an Original Seller to do anything that may vitiate the Policy;
d)	Each Original Seller shall, in respect of Purchased Receivables and in relation to each relevant Eligible Buyer, notify the Bank in writing (promptly upon the Bank’s written request or, in any event, no less frequently than monthly such that each notification is within one calendar month of the previous notification) of the Insurer Limit set by the Insurer in respect of that Eligible Buyer.
e)	Where an Insurer Limit applies in relation to an Eligible Buyer, the Bank may set an identical, lower or higher Credit Limit, in its absolute discretion in accordance with Clause 6 (Eligible Buyers and Credit Limits). In the event of variance between the Credit Limit and the Insurer Limit, the Credit Limit shall take precedence for the purposes of this Agreement.
f)	Each Original Seller undertakes to make all claims under the Policy as soon as practicable after an event giving rise to a claim covered by the Policy shall have arisen and in accordance with the terms of the Policy. Promptly following a request in writing by the Bank, an Original Seller shall provide the Bank with copies of relevant and supportive documentation and correspondence between that Original Seller and the Insurer in relation to the making of a claim and its progress and final determination. Each Original Seller further undertakes that in relation to the Purchased Receivables, it shall not do or permit to do anything that may contradict any assumption under the Policy that the Bank is the owner of any Purchased Receivables.
g)	Each Original Seller shall adhere to and not alter the terms of the Policy nor its operation without the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed).
h)	Each Original Seller shall, where reasonably possible to do so, cooperate in ensuring the Bank has any required access to electronic information made available by the Insurer in relation to the Policy, including obtaining any relevant permission required by the Insurer with regard to such access.
i)	To ensure that the Bank does not make any payments in respect of any Receivable which would cause the Bank to unknowingly Purchased Receivables in excess of an Insurer Limit, the Original Sellers: (i) shall inform the Bank promptly upon the increase, withdrawal or reduction of any Insurer Limit, (ii) shall provide the Bank with copies of relevant and supportive documentation and correspondence between the Original Sellers and the Insurer in relation to the same and (iii) confirms and undertakes in relation to each Offer that the relevant Receivable(s) is/are within the relevant existing Insurer Limit.
j)

The terms of this Schedule apply in relation to the Policy, where applicable and referenced. Any relevant undertakings and acknowledgements relating to credit insurance for an Additional Seller will be agreed between the Bank, the Additional Seller and the Sellers’ Agent in the Seller Accession Agreement or in such other form as is acceptable to the Bank, the Original Sellers and the Sellers’ Agent.

Schedule 7- Indemnity for Electronic Instructions

Each of the Sellers and the Sellers' Agent (in this Schedule 7, each, a “Customer”) has asked the Bank to accept instructions from such Customer and to communicate with such Customer  by way of email, facsimile, telecopier, telex, cable, telephone, internet, use of websites, platforms, electronic channels or other electronic means (“Electronic Means”).

Each Customer acknowledges that instructions, documents, claims and communications sent by Electronic Means may be intercepted, monitored, amended, corrupted, contain viruses, may not be confidential or secure, or be otherwise interfered with by third parties.

In consideration of the Bank agreeing to accept instructions, documents, claims and communications (together, “Instructions”) by Electronic Means, each Customer acknowledges and agrees that:

1.	the Bank is not responsible or liable to such Customer or any third party for, and such Customer waives any and all claims in respect of, all Losses which may be incurred as a result of the Bank acting or failing to act upon any Instruction sent or purportedly sent by such Customer to the Bank by Electronic Means or received by such Customer from the Bank by Electronic Means. “Losses” include all direct, indirect and consequential liabilities and losses, payments, damages, demands, claims, expenses and costs (including legal fees and fees, claims, demands and liabilities from a third party on a full indemnity basis), proceedings, actions and other consequences (collectively, the “Losses”) which may be suffered, sustained or incurred;
2.	if such Customer gives an Instruction by Electronic Means, or instructs the Bank to permit a beneficiary or any other person to do the same, such Customer shall on demand indemnify, and hold the Bank harmless from and against, any and all Losses that the Bank may incur (including in respect of any payment made where the relevant instruction or claim was unauthorised);
3.	the Bank has no obligation to:
a.	verify the identity or authority of any person giving an Instruction by Electronic Means;
b.	verify the authenticity of any signature(s) (whether electronic or otherwise) on any Instruction given by Electronic Means; or
c.	seek such Customer's prior approval before acting on any Instruction given by Electronic Means,

however, the Bank may, in its absolute discretion, take steps to ascertain the validity, authenticity and origin of any Instruction (including requiring telephone verification of any Instruction) and may, where it is unable to ascertain the validity, authority or origin of any instruction, delay or refuse to act upon any Instruction or suspend or terminate any service or transaction at any time; and

4.	such Customer agrees that this indemnity:
a.	is in addition to and not in substitution of any other indemnity entered into by such Customer in favour of the Bank; and
b.	does not restrict the right of the Bank to require such Customer to present certain documents or notices to the Bank in the original form at a specified office.

Schedule 8- Form of Offer

To :The Hongkong and Shanghai Banking Corporation Limited (the “Bank”)

Date :

Dear Sirs,

We refer to the limited recourse receivables discounting framework agreement dated [●] (as amended and restated pursuant to an amendment and restatement agreement dated [●] and as may be further amended and/or supplemented) (the “Agreement”) between, amongst others, the Bank, ourselves and Arrow Electronics China Limited as sellers’ agent.  Terms defined in the Agreement have their respective defined meanings when used herein.

We hereby request, pursuant to Clause 3.1.1 of the Agreement, that on [●] [Note: This date should be two Business Days following the date of this Offer.] (the “Purchase Date”), you purchase the Receivables specified in the Schedule attached hereto at the purchase price to be determined in accordance with the terms of the Agreement (the “Purchase Price”).

The Purchase Price shall be paid to our account (Account No. _____________) maintained with The Hongkong and Shanghai Banking Corporation Limited on the Purchase Date. We hereby certify as follows: (i) the above specified date will be the Purchase Date for the Receivables referred to above, and (ii) the representations and warranties made by ourselves in the Agreement are true and correct on and as of the date hereof as if made on and as of the date hereof.

Yours faithfully,

                      For and on behalf of

[Arrow Electronics China Limited]/

[Arrow/Components Agent Limited]

                                                        ________________________

                                                                                       Name:

Title:

[Execution pages not restated]